UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-50429

Date of Report: March 11, 2008

PROSPERO MINERALS CORP.
(Exact name of registrant as specified in its charter)

Nevada	33-1059313
(State of other jurisdiction of	(IRS Employer
incorporation or organization	Identification No.)

575 Madison Avenue, 10th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

212-937-8442
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Election of Directors; Appointment of Principal Officers

Directors

On March 11, 2008 Prospero’s Board of Directors voted to elect a new CEO of the Board while maintaining six members.  Directors, Mike Cronin and Bradley Roberts have agreed to resign from the Board due to personal reasons. To fill a vacancy on the Board, the current members elected Mr. James A. Cercone to the Board of Directors and also elected Mr. Cercone to serve as Chief Executive Officer, a position presently held by Ms. Etoile Pinder. Ms. Pinder will remain on the Board as Secretary and an Officer of the Company.

James A. Cercone, (39) a graduate in Economics from the University of Michigan, has 15 years experience in health services management, economics and social security reform in developing countries, with particular emphasis in Latin America and Eastern Europe.

He has broad experience in the design and management of health policy, finance, and insurance reforms as an advisor to governments in Asia, Latin America and Eastern Europe, while being a frequent speaker at international healthcare conferences around the world.

Current Officers and Directors

On March 18, 2007 Prospero’s Board of Directors elected Etoile Pinder to serve as Chief Executive Officer and Secretary and Mr. David Reeve to serve as Acting Chief Operations Officer. On July 26, 2007 Mr. Hubert Pinder was elected to serve as Chief Financial Officer. On December 24, 2007 announced that its Board of Directors has elected two new directors; Dr. Stephen Rietiker and Matthias Zbaeren.  Dr. Rietiker and Matthias Zbaeren duties are to continue focusing on international issues and opportunities.

Item 9.01

Financial Statements and Exhibits

Exhibits

99.

Press release dated March 11, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROSPERO MINERALS CORP.

Dated: March 11, 2008

By: /s/ Etoile Pinder

      Etoile Pinder, Secretary

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Exhibit 99

Prospero Minerals Corp. elects a new Director/CEO

Nassau, Bahamas; March 11, 2008; Prospero Minerals Corp. (OTCB – PSPO. PK) has announced its first venture into the real estate market with an acquisition and resort development in Rum Cay, Bahamas through its major shareholder Cavitation Concepts Corporation Limited.

The property in Rum Cay, will develop over 2,500 acres at an estimated value of $300,000 million dollars.  PSPO, through Cavitation Concepts Corporation Limited, will work together with the owners of the property, New Port Harbour Limited to develop the property in accordance to the Plans being submitted by Mr. Hubert L. Pinder to The Bahamas Government. This entire development program will be done by Rum Cay Resort Holdings Limited along with Mr. Fred Bernstein as the developer of the property. New Port Harbour Limited will assist in sales transactions and/or its use in procuring funds for the development of initially $100,000,000. This will be used through the utilization of the shares and assets of Cavitation Concepts Corporation Limited, a major shareholder of Prospero Minerals.

These acquisitions, along with the New Cavitation Technology and proposed Health Care Facilities, soon to be developed in the Caribbean, now places Cavitation Concepts Corporation Limited and Prospero Minerals Corp. in a unique position to expand into the tourism, Real Estate sales and construction business.

To improve the balance in the expanding business areas, as of March 10, 2008, Prospero Minerals also reports a reorganization of the Board of Directors.  As a result of a Board of Directors meeting, the following changes to the board are announced: Ms. Etoile Pinder, currently the CEO/Secretary will step down as CEO and will remain as  Secretary and an officer/ director of the Company. Due to other commitments, Mr. Mike Cronin and Mr. Bradley Roberts will resign as directors of Prospero Minerals. Mr. James A. Cercone has been elected to the Board of Directors and will assume the position of CEO.

James A. Cercone (39), a graduate in Economics from the University of Michigan, has 15 years experience in health services management, economics and social security reform in developing countries, with particular emphasis in Latin America and Eastern Europe.

He has broad experience in the design and management of health policy, finance, and insurance reforms as an advisor to governments in Asia, Latin America and Eastern Europe, while being a frequent speaker at international healthcare conferences around the world.

Mr. Hubert Pinder believes these recent agreements and acquisitions will put Prospero Minerals Corp. into the field of multifaceted operations and businesses to keep it in as a substantially growing Company, regardless of inflation and with the increase of the Euro. This opens up our European shareholders to purchase at a discounted value as a result of the great increase in value to the US dollar. “Water, gold, diamonds, emeralds and real estate will always be the basis of the economy”, he relates. “Water will soon become as valuable as oil in the World Market!”

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Prospero’s Board of Directors also includes:

Etoile Pinder as Secretary and Officer; Hubert Pinder as Chief Financial Officer, David Reeve as Acting Chief Operations Officer and Stephen Rietiker and Matthias Zbaeren as directors.

Prospero Minerals Corporation is focused on the cost-effective exploration and ecologically friendly development of natural resources, including mineral deposits—primarily gold and diamonds as well as Emerald mining, water, energy and property development in the Bahamas.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995Certain statements contained herein constitutes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Information contained herein contains “forward-looking statements” that can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “should,” “up to,” “approximately,” “likely,” or “anticipates” or the negative thereof or given that the future results covered by such forward-looking statements will be achieved.  Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

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